Exhibit 99.1

                                  iParty Corp.
                                1457 VFW Parkway
                             West Roxbury, MA 02132

March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

This will confirm that iParty Corp. (the "Company") has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the Company's consolidated financial statements for the year ended December 29, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and the availability of national office consultation of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,


/s/ Patrick Farrell

Patrick Farrell
President and Chief Financial Officer